Exhibit 10.1
May 1, 2019

M. Susan Hardwick
1414 S. Penn Sq.
Unit 37D
Philadelphia, PA 19102

Dear Susan:

On behalf of American Water, I am pleased to offer you the full-time position of EVP, Chief Financial Officer located at One Water St. Camden, NJ effective July 1, 2019. This position will report to Susan Story, Chief Executive Officer and President. Your employment will begin on June 3, 2019 as CFO-elect in a title of EVP--Finance until your transition on July 1, 2019. We anticipate that you will find this new role to be personally rewarding and one in which you can make significant contributions to the Company. The terms of this offer letter are subject to the recommendation of the Executive Development & Compensation Committee and the approval of the American Water Board of Directors.

In joining American Water, you will be part of the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Founded in 1886, with headquarters in Camden, New Jersey, the Company employs over 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 14 million people in 46 states and Ontario, Canada.

Safety, trust, teamwork, high performance, and environmental leadership define our culture – a culture where every employee feels valued and lives up to his or her potential. We believe that our success is based upon our employees having a vested interest in our business. As a part of our team, you will be tasked with helping make a great company even better – in doing so, you will be rewarded for your contributions. The following is our offer to you:

Base Salary: You will receive a bi-weekly salary of $21,153.85 which when annualized, would be approximately $550,000 subject to applicable withholdings. The salary grade for your position will be 90. Your job performance will be reviewed annually as part of our performance management process and you may be eligible for a merit increase in 2020.

APP: You are eligible to participate in American Water’s Annual Performance Plan with a target award amount equal to 75% of your annual base salary.  For 2019 you will be eligible for a pro-rated APP payout based on your date of hire. Awards from the Annual Performance Plan are based on several factors including the level of achievement, if at all, of pre-existing company performance goals and of individual performance objectives, and payments may be higher or lower than target.

LTPP: You are eligible to participate in American Water’s Long Term Performance Plan (LTPP) with a target opportunity equal to 150% of your base salary as of the grant date, prorated for 2019 as of your date of hire, as approved by the Executive Development and Compensation Committee. For reference purposes, awards are currently granted in the following forms of equity in the Company: 30% in restricted stock units, 35% in performance stock units based on relative total shareholder return (TSR) ranking and 35% percent in performance stock units based on compounded adjusted EPS growth. LTPP awards are granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the Plan), the LTPP program then in effect, and a grant document. In the event of any conflict between the terms of your offer letter and the terms of the Plan, the LTPP program then in effect and the grant document, the terms of those other documents will govern.

In addition, as CFO, your equity awards would include specific post-retirement vesting provisions applicable to that position. Under these provisions, if you remain CFO for at least three (3) consecutive years (beginning on the date your

May 1, 2019
M. Susan Hardwick

appointment as EVP and CFO is effective), your equity awards will continue to vest over the normal vesting schedule of the award following a separation of service involving the executive based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, an award will continue to vest in full; and

•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of each award will continue to vest.

Subject to Executive Compensation and Development Committee approval, if you retire before you have attained five years of service, but you have remained in your CFO role for a minimum of 3 consecutive years and have achieved the required age, you will remain eligible for this benefit, so long as a successor is identified and approved by the CEO and the Board of Directors. This benefit will not be unreasonably withheld as long as you make good faith efforts (as determined by the CEO) to identify and develop such a successor.

Benefits: American Water offers a competitive benefits program for you and your eligible dependents.   An outline of our benefits is attached for your review. Our benefit plans include medical, prescription drug, dental, vision, flexible spending accounts (Health and Dependent Care), employer paid life/disability insurance, voluntary life insurance, Healthy Solutions incentive based wellness program, employee assistance program and educational assistance. Your enrollment is effective the 1st day of the month after your hire date.

You will be eligible to participate in the 401(k) Savings Plan and Defined Contribution plans effective the date of hire. Approximately one week after your hire date, you will receive a letter from Merrill Lynch advising that you will be automatically enrolled into the plan at a 3% contribution level. If you do not enroll on your own, the automatic enrollment will take place 30 days from the date of the letter. You can stop or change your contribution percentage at any time.

Non-Qualified Deferred Compensation: You will also be eligible to participate in our Non-Qualified Deferred Compensation Plan beginning in 2019, based on annual enrollment in December. The Company may make Employer Matching and Defined Contribution Account contributions as soon as administratively practicable after the end of the applicable plan year. Under the Non-Qualified Deferred Compensation Plan, Employer Matching contributions are immediately vested; Defined Contribution Account contributions will generally vest after five years of service. Subject to Executive Compensation and Development Committee approval, if you do not reach five (5) years of service, but remain in your CFO role for a minimum of 3 years, you will remain eligible for this benefit, so long as a successor is identified and approved by the CEO and the Board of Directors. This benefit will not be unreasonably withheld as long as you make good faith efforts (as determined by the CEO) to identify and develop such a successor.

Additional Considerations: You are eligible for a one time cash sign-on bonus valued at $120,000, subject to applicable withholdings, which will be paid to you within 30 days of your start date.

Relocation:  You will be eligible for relocation benefits under American Water’s relocation policy according to the parameters of our policy and eligibility criteria as set forth by the IRS.  You will be required to sign a Relocation Services Payback Agreement stating that if an employee resigns within 24 months of the date of his/her relocation, they are required to reimburse the relocation expenses to the Company on a pro-rated basis.  The terms are confidential between you and American Water. You have elected to receive in cash the lump sum value of the

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M. Susan Hardwick

relocation plan in lieu of the services, which has a value of $120,000. That payment will be made to you within 30 days of your start date, and is subject to all applicable withholdings.

Holidays/Vacation: You will be eligible for 25 days of paid vacation, 6 floating holidays and 8 fixed holidays per calendar year. Your time will be pro-rated for 2019.

Sick Days: You are eligible for 10 sick days annually. For the balance of <Year>, you will be eligible for # sick days.

Executive Severance Policy
You will be an eligible participant under the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. A copy of the Executive Severance policy has been provided with this offer.

This offer is contingent upon the successful completion and results of both a background check and a drug screen as well as approvals by the Executive Compensation and Development Committee and the American Water Board of Directors. You will be receiving an email from our vendor, CareerBuilder, on behalf of American Water Careers, asking you to complete information for the background check and drug screen. Please complete this information as quickly as possible, and report for your drug screening within 48 hours.

Additionally, as part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act after the offer acceptance or no later than the first date of hire. Please refer to this link Click Here and follow the instructions. If you experience technical difficulty with this link, please contact your Recruiter.

Your signature below indicates your acceptance of our offer and the terms of employment with American Water.  Please review all attachments and sign and return the Confidentiality and Intellectual Property Agreements with your offer letter.

It’s my pleasure to welcome you to American Water where I know you will be a great asset to the Company!

Sincerely,

/s/ Susan Story
Susan Story
President and CEO
American Water

cc: Melanie M. Kennedy

I, M. Susan Hardwick, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ M. Susan Hardwick                               May 1, 2019
Signature                                                                                               Date